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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 of Olicom A/S (the "Company") for the registration of 3,000,000 common shares in the Company, nominal value DKK 0.25 per share, of our report dated April 2, 1997, with respect to the consolidated financial statements of the Company as of December 31, 1996, and for the years then ended, which reports are included in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission,.



                                        /s/ Ernst & Young A/S

                                        Statsautoriseret Revisionsaktieselskab

Copenhagen, Denmark
July 2, 1997